UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SINO CLEAN ENERGY INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	75-2882833
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

Room 1605, Suite B, Zhengxin Building, No. 5, Gaoxin 1st Road, Gaoxin District
Xi’an, Shaanxi Province,	PRC
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.    Description of Registrant's Securities to be Registered.

The Registrant’s current authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which 16,557,000 shares were issued and outstanding as of June 8, 2010.

Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the Registrant’s stockholders. When a dividend is declared by the Board of Directors of the Registrant, all stockholders are entitled to receive dividend. To date, no dividends have been declared. In the event of liquidation or dissolution of the Registrant, the Stockholders are entitled to receive, pro rata, assets remaining available for distribution to stockholders.

Holders of Common Stock have no cumulative voting, preemptive or subscription rights and are not subject to any future calls. All outstanding shares of Common Stock are, and the shares underlying all options and warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable upon issuance of these shares.

Item 2.    Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market  LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SINO CLEAN ENERGY INC.

Date: June 10, 2010	By:	/s/ Baowen Ren
Name: Baowen Ren
Title: Chief Executive Officer